Exhibit 99.8

CONSENT OF BANCO ITAÚ BBA S.A.

CONSENT

To the Board of Directors of Gafisa S.A. (“Gafisa”) and Construtora Tenda S.A. (“Tenda”):

We hereby consent to (1) the inclusion of an English-language translation of our valuation report, dated as of November 3, 2009 and delivered by us to the Special Committee of the Board of Directors of Tenda (the “Report”), as an exhibit to the prospectus/information statement of Gafisa, which prospectus/information statement is part of the Registration Statement on Form F-4 of Gafisa, and (2) the references to our firm and the Report in the Registration Statement under the caption “The Restructuring” in Part Five of the prospectus/information statement included therein.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement or the prospectus/information statement included therein within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

São Paulo, Brazil, December 23, 2009.

By:	/s/ Banco Itaú BBA S.A.
BANCO ITAÚ BBA S.A.